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                                                                    EXHIBIT 12.1


                      SERVICE CORPORATION INTERNATIONAL
                      RATIO OF EARNINGS TO FIXED CHARGES

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                                                                      Nine Months Ended September 30,
                                                                        1996                  1995
------------------------------------------------------------------------------------------------------
                                                                     (Thousands, except ratio amounts)
Pretax income ....................................................    $299,565               $206,081

Undistributed income of less than 50% owned equity investees .....      (4,359)                (2,213)
Minority interest in income of majority owned subsidiaries
   with fixed charges ............................................         408                  1,713
Add fixed charges as adjusted (from below) .......................     132,885                113,289
                                                                      --------               --------
                                                                      $428,499               $318,870
                                                                      --------               --------

Fixed charges:
   Interest expense:
      Corporate ..................................................    $101,511               $ 85,063
      Financial services .........................................       7,344                  8,032
      Capitalized ................................................       1,565                    200
   Amortization of debt costs ....................................       1,415                    824
   Dividends on convertible preferred stock of subsidiary ........       8,086                  8,086
   1/3 of rental expense .........................................      14,529                 11,284
                                                                      --------               --------
   Fixed charges .................................................     134,450                113,489
   Less: Capitalized interest ....................................      (1,565)                  (200)
                                                                      --------               --------

Fixed charges as adjusted ........................................    $132,885               $113,289
                                                                      ========               ========

Ratio (earnings divided by fixed charges) ........................        3.19                   2.81
                                                                      ========               ========
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